FALCON PRODUCTS TO INCREASE CUSTOMER VALUE

THROUGH CONSOLIDATION, EFFICIENCY AND LOWER COSTS

St. Louis, MO, May 2, 2005--Falcon Products, Inc., the global leader in commercial furniture and seating, today announced a company-wide, comprehensive plan to further strengthen its market position by consolidating operations and eliminating redundancies. The plan is designed to increase Falcon's responsiveness to customers, add value through reduced costs and reliability and improve efficiency and financial performance. The plan also is intended to create opportunities for many of the Company's constituencies.

"Falcon is committed to its position as the leading global producer of commercial furniture. This comprehensive action and re-positioning of our business will strengthen every aspect of our company," said Franklin A. Jacobs, chairman of Falcon Products. "By streamlining Falcon's manufacturing, administration and service operations we expect to achieve global standards of providing superior value and satisfaction for our customers on a worldwide basis. The plan we are undertaking is designed to enable us to invest in market development, design and other customer value enhancing activities. Our goal is to position Falcon for a successful future."

Jacobs said the initial phase of the Falcon plan will include the following actions:

  Consolidation and reduction of administrative overhead along with elimination of redundancies and inefficiencies throughout the entire company

   Alignment of the sales, marketing and customer service functions with the manufacturing and product development functions in order to improve responsiveness and quality - more -

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  Continued growth of our international design and sourcing capabilities

  Creation of a partnership network with high quality suppliers who provide superior value

  Improvement of customer service by exceeding expectations in product quality, design and delivery in order to deliver maximum value and satisfaction.

Falcon will maintain its global headquarters in St. Louis, which will include corporate planning and strategy development. The consolidation will eliminate or significantly downsize several of the Company's facilities in the United States and will include the relocation of support services, accounting and customer service functions to the Company's Morristown, Tennessee facility, where a majority of Falcon products are manufactured and assembled. Employees whose jobs are being transferred to Tennessee will be offered positions at the Morristown facility.

"Our streamlining program is critical to Falcon's long-term success as an effective global manufacturer and supplier, capable of exceeding the value and service expectations of its international customer base," said John S. Sumner, Jr., Falcon's chief restructuring officer. "By consolidating our operating personnel in Morristown, we believe we can provide better, faster service to our customers. Likewise, we believe we will realize the sizable benefits that come from the centralization of customer centered functions such as price quoting, customer and field service, purchasing and supply chain management, billing and accounts payable. These benefits will be economic in nature and we expect them to provide measurable, enhanced customer satisfaction which in turn should lead to increased market share."

Jacobs said a group of bondholders including Falcon's largest bondholders, Oaktree Capital Management, LLC., and Whippoorwill Associates, Inc. support Falcon's efforts to strengthen its position globally by streamlining all functions and operations.

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As previously announced, Oaktree Capital Management, LLC., and Whippoorwill Associates, Inc. have agreed in principle to a reorganization plan that will convert $100 million of Falcon's Senior Subordinated Notes into common stock and to backstop a $45 million rights offering to one or more creditor constituencies to further reduce Falcon's debt. Falcon Products, Inc. filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 31, 2005 in the U.S. Bankruptcy Court in St. Louis, Missouri.

Although the Company is hopeful that the financial restructuring and the rights offering will be completed, there can be no assurances that such restructuring and rights offering will be completed on the terms outlined above or that any other restructuring satisfactory to the Company will be completed.

Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare, and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates eight manufacturing facilities throughout the world and employs about 2,100 people.

Certain statements in this press release that are not historical facts may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. Such factors include the Company's ability to successfully implement its plan for the improvement of its business and achieve the desired effects of the plan, including reduced costs and improved efficiency, the ability to successfully invest in value enhancing activities, the Company's ability to source and design its products internationally, the ability to reach satisfactory agreements with its suppliers for raw materials, the success of the Company's efforts relating to consolidation of its business functions, the ability to reach definitive agreements with Oaktree Capital Management and Whippoorwill Associates, the ability to obtain approval of the requisite percentages of each creditor class, if any, whose consent may be required and the Company's ability to grow its business and take advantage of opportunities within the markets it serves. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.